The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




         Subject to Completion, Pricing Supplement dated July 22 , 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 78 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)
                                 $

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                               ----------------

                   Equity-Linked Securities due July 31, 2007
                   Based on the Value of the Nikkei 225 Index
         Equity-Linked Securities with Leveraged Upside Participation(SM)

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $1,000 principal amount of securities that you hold an amount in cash that will vary depending upon the value of the Nikkei 225 Index over the term of the securities and at maturity.

o    The principal amount and issue price of each security is $1,000.

o    We will not pay interest on the securities.

o At maturity you will receive for each $1,000 principal amount of securities that you hold an amount of cash equal to:

     o if the final index value is greater than the initial index value, $1,000 plus a supplemental redemption amount equal to the product of
          (a) $1,000 times (b) the percent increase in the value of the Nikkei 225 Index times (c) 120%, which we refer to as the participation rate;

     o if the final index value is less than or equal to the initial index value and the Nikkei 225 Index has not decreased to or below the trigger level at any time on any date during the term of the securities, $1,000; or

     o if the final index value of the Nikkei 225 Index is less than or equal to the initial index value and the Nikkei 225 Index has decreased to or below the trigger level at any time on any date during the term of the securities, $1,000 times the index performance factor, which will be less than or equal to 1.0.

o    The initial index value will equal        , the closing value of the Nikkei
     225 Index on the trading day immediately succeeding the day we price the securities for initial sale to the public.

o The final index value will equal the closing value of the Nikkei 225 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

o    The trigger level is          , or 70% of the initial index value.

o The index performance factor will equal the final index value divided by the initial index value.

o Investing in the securities is not equivalent to investing in the Nikkei 225 Index or its component stocks.

o    The securities will not be listed on any securities exchange.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Securities."

The securities are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.

                       ---------------------------------

                                   PRICE 100%

                       ---------------------------------

                            Price to            Agent's(1)          Proceeds to
                             Public            Commissions            Company
                            --------            ----------          -----------
Per security.............      $                    $                    $
Total....................      $                    $                    $

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.



                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution." No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the securities has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The securities offered are medium-term debt securities of Morgan Stanley. The return on the securities is linked to the performance of the Nikkei 225 Index.

Each security costs $1,000       We, Morgan Stanley, are offering you
                                 Equity-Linked Securities with Leveraged Upside
                                 Participation(SM) due July 31, 2007 Based on the Value of the Nikkei 225 Index, which we refer to as the securities. The principal amount and issue price of each security is $1,000.

                                 The original issue price of the securities includes the agent's commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Securities--Use of Proceeds and Hedging."

No guaranteed return             Unlike ordinary debt securities, the
of principal; no interest        securities do not pay interest and do not
                                 guarantee any return of principal at maturity.
                                 If the final index value is less than or equal to the initial index value, and the index value has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date, we will pay to you an amount in cash per security that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the value of the Nikkei 225 Index.

                                 The initial index value is          , the
                                 closing value (2nd session) of the Nikkei 225 Index on the trading day immediately succeeding the day we price the securities for initial sale to the public on which a market disruption event does not occur, but in no event later than the second scheduled trading day prior to the settlement date. The final index value is the closing value (2nd session) of the Nikkei 225 Index on the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day that is also a New York trading day following the index valuation date as postponed.

Payment at maturity              At maturity, you will receive for each $1,000
depends on the value of          principal amount of securities that you hold
the Nikkei 225 Index             an amount in cash based upon the value of the
                                 Nikkei 225 Index, determined as follows:

                                 o if the final index value is greater than the initial index value, $1,000 plus the supplemental redemption amount;

                                     where,

                                       supplemental             participation    index percent
                                        redemption  =  $1,000 x      rate     x    increase
                                          amount

                                     and,

                                                                  final index value - initial index value
                                       index percent increase  =  ---------------------------------------
                                                                             initial index value


                                     and,

                                       the participation rate = 120%.

                                     In no event will the supplemental
                                     redemption amount be less than zero.

                                 o if the final index value is less than or equal to the initial index value and the Nikkei 225 Index has not decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, $1,000; or

                                 o if the final index value is less than or equal to the initial index value and the Nikkei 225 Index has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, $1,000 times the index performance factor, where,

                                                                     final index value
                                       index performance factor  =   -------------------
                                                                     initial index value


                                     Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to the $1,000 principal amount per security.

                                 Beginning on PS-6, we have provided examples titled "Hypothetical Payments on the Securities at Maturity," which explain in more detail the possible payouts on the securities at maturity assuming a hypothetical initial index value and a variety of hypothetical final index values. The table does not show every situation that can occur.

                                 You can review the historical values of the Nikkei 225 Index in the section of this pricing supplement called "Description of Securities--Historical Information." The payment of dividends on the stocks that underlie the Nikkei 225 Index is not reflected in the level of the Nikkei 225 Index and, therefore, has no effect on the calculation of the payment at maturity.

                                 Investing in the securities is not equivalent to investing in the Nikkei 225 Index or its component stocks.

MS & Co. will be the             We have appointed our affiliate, Morgan
Calculation Agent                Stanley & Co. Incorporated or its successors,
                                 which we refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank
                                 (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the percent increase in the Nikkei 225 Index, whether the index value has decreased to or below the trigger level at any time on any date during the term of the securities, the payment to you at maturity and will determine whether a market disruption event has occurred.

Where you can find more          The securities are senior securities issued as
information on the               part of our Series C medium-term note program.
securities                       You can find a general description of our
                                 Series C medium-term note program in the accompanying prospectus supplement dated
                                 August 26, 2003. We describe the basic
                                 features of this type of security in the sections of the prospectus supplement called
                                 "Description of Notes--Fixed Rate Notes" and
                                 "--Notes Linked to Commodity Prices, Single
                                 Securities, Baskets of Securities or Indices."

                                 For a detailed description of the terms of the securities, you should read the section of this pricing supplement called "Description of Securities." You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called "Risk Factors." The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called "Description of Securities--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us                  You may contact your local Morgan
                                 Stanley branch office or our principal
                                 executive offices at 1585 Broadway, New York,
                                 New York 10036 (telephone number (212)
                                 761-4000).

              HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

The following examples illustrate the payment at maturity on the securities for a range of hypothetical Final Index Values and, to illustrate the effect of the Trigger Level, a range of hypothetical intraday index values on an interim date during the term of the securities.

     These examples are based on the following terms:

o    Initial Index Value: 10,000
o    Participation Rate: 120%
o    Trigger Level: 7,000, which is 70% of the Initial Index Value
o    Issue Price (per security): $1,000

Your payment at maturity depends on which one of the following three situations is present on the Index Valuation Date:

o Situation 1 - the Final Index Value is greater than the Initial Index Value. In this situation, you will receive $1,000 plus a supplemental redemption amount. As Example 1 illustrates, you will receive this amount even if the index value has fallen below the Trigger Level during the term of the securities.
o Situation 2 - the Final Index Value is less than or equal to the Initial Index Value, but the index value has not fallen below the Trigger Level at any time on any date during the term of the securities. In this situation, you will receive the principal amount of $1,000 per security, as illustrated by Example 2.
o Situation 3 - the Final Index Value is less than or equal to the Initial Index Value, and the index value has fallen below the Trigger Level during the term of the securities. In this situation, you could suffer a loss in principal. Example 3 and Example 4 illustrate that, if the lowest intraday index value during the term of the securities is less than the Trigger Level, you will suffer a loss in principal if the Final Index Value is less than the Initial Index Value.

     --------------------------------------------------------------------------------------------------------------
                                                     Situation 1       Situation 2            Situation 3
     --------------------------------------------------------------------------------------------------------------
                                                      Example 1         Example 2      Example 3      Example 4

     Initial Index Value                                10,000           10,000          10,000        10,000

     Lowest intraday index value on any interim         6,900             8,000          4,000          6,000
     date during the term of the securities

     Is the lowest intraday index value below the
     Trigger Level?                                      Yes               No             Yes            Yes

     Final Index Value                                  13,000            9,000          4,000          9,000

     Index Percent Change                                +30%             -10%            -60%          -10%

     Supplemental Redemption Amount                      $360             none            none          none

     Payment at maturity                                $1,360           $1,000           $400          $900
     --------------------------------------------------------------------------------------------------------------

o In Example 1, because the Final Index Value has increased by 30% from the Initial Index Value, you receive $1,360 per security at maturity, representing a 36% return on principal because of the leverage provided by the Participation Rate ($1,000 plus $360 of supplemental redemption amount).
o In Example 2, because the lowest index value during the term of the securities is still greater than the Trigger Level, you receive the full principal of $1,000 per security even though the Final Index Value is 10% less than the Initial Index Value.
o In Example 3, because the Final Index Value is 60% less than the Initial Index Value and less than the Trigger Level, you receive $400 at maturity, which is $1,000 times the index performance factor of 0.4.
o In Example 4, because the Final Index Value is 10% less than the Initial Index Value and the index value has fallen below the Trigger Level during the term of the securities, you receive $900 at maturity, which is $1,000 times the index performance factor of 0.9.

                                  RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay interest or guarantee any return of principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay        The terms of the securities differ from those
interest or guarantee            of ordinary debt securities in that we will
return of principal              not pay interest on the securities or
                                 guarantee the principal amount of securities at maturity. Instead, at maturity you will receive for each $1,000 principal amount of security that you hold an amount in cash based upon the value of the Nikkei 225 Index.

                                 o If the final index value is greater than the initial index value, you will receive an amount in cash equal to $1,000 plus the supplemental redemption amount. The payment of $1,000 plus the supplemental redemption amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

                                 o If the final index value is less than or equal to the initial index value and the Nikkei 225 Index has not decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, you will receive the $1,000 issue price. The payment of the $1,000 issue price at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

                                 o If the final index value is less than the initial index value and the Nikkei 225 Index has decreased to or below the trigger level at any time on any date from but excluding the day we price the securities for initial sale to the public to and including the index valuation date, you will receive an amount in cash that is less than the $1,000 issue price of each security by an amount proportionate to the decrease in the value of the Nikkei 225 Index. In such case, you may suffer a loss of a significant amount of your investment in the securities.

                                 See "Hypothetical Payments on the Securities at Maturity" on PS-6 for more detail on the possible payouts on the securities at maturity.

Secondary trading may be         The securities will not be listed on any
limited                          securities exchange. There may be little or no
                                 secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.

                                 MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the securities.

Market price of the securities   Several factors, many of which are beyond our
may be influenced by many        control, will influence the value of the
unpredictable factors            securities in the secondary market and the
                                 price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

                                 o the value of the Nikkei 225 Index at any time

                                 o    whether or not the value of the Nikkei
                                      225 Index has decreased to or below the
                                      trigger level at any time on any date
                                      during the term of the securities

                                 o the volatility (frequency and magnitude of changes in value) of the Nikkei 225 Index

                                 o interest and yield rates in the U.S. and Japanese markets

                                 o the dividend rate on the stocks underlying the Nikkei 225 Index

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the
                                      securities underlying the Nikkei 225
                                      Index or stock markets generally and that may affect the final index value

                                 o    the time remaining until the securities
                                      mature

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.

                                 You cannot predict the future performance of the Nikkei 225 Index based on its historical performance. The value of the Nikkei 225 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of securities by an amount proportionate to the decrease in the value of the Nikkei 225 Index. In addition, there can be no assurance that the value of the Nikkei 225 Index will increase so that you will receive at maturity an amount in excess of the principal amount of securities.

The inclusion of                 Assuming no change in market conditions or any
commissions and                  other relevant factors, the price, if any, at
projected profit from            which MS & Co. is willing to purchase
hedging in the original          securities in secondary market transactions
issue price is likely to         will likely be lower than the original issue
adversely affect secondary       price, since the original issue price included,
market prices                    and secondary market prices are likely to
                                 exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the Nikkei 225    Nihon Keizai Shimbun, Inc., the publisher of
Index could adversely affect     the Nikkei 225 Index, ("NIKKEI") is responsible
the value of the securities      for calculating and maintaining the Nikkei 225
                                 Index. NIKKEI can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the value of the Nikkei 225 Index. NIKKEI may discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the securities.

                                 NIKKEI may discontinue or suspend calculation or publication of the Nikkei 225 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Nikkei 225 Index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the securities will be an amount based on the closing prices at maturity of the stocks underlying the Nikkei 225 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to discontinuance of the Nikkei 225 Index.

There are risks associated       Investments in securities indexed to the value
with investments in securities   of Japanese equity securities involve risks
indexed to the value of          associated with the Japanese securities market,
Japanese equity securities       including volatility, governmental intervention
                                 and cross-shareholdings among companies in the Nikkei 225 Index. Also, there is generally less publicly available information about Japanese companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange
                                 Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other affiliates of ours are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        securities.

                                 As calculation agent, MS & Co. will
                                 determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Nikkei 225 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Securities--Market Disruption Event" and "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation."

                                 The original issue price of the securities includes the agent's commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours carry out
by the calculation agent and     hedging activities related to the securities
its affiliates could             (and possibly to other instruments linked to
potentially adversely affect     the Nikkei 225 Index or its component stocks),
the value of the securities      including trading in the stocks underlying the
                                 Nikkei 225 Index as well as in other
                                 instruments related to the Nikkei 225 Index. MS
                                 & Co. and some of our other subsidiaries also trade the stocks underlying the Nikkei 225
                                 Index and other financial instruments related to the Nikkei 225 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on the day we price the securities for initial sale to the public or on the trading day immediately thereafter could potentially increase the initial index value and, therefore, the value at which the Nikkei
                                 225 Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the Nikkei 225 Index on any date during the term of the securities, including the index valuation date and, accordingly, the amount of cash you will receive at maturity.

Investing in the securities is   Investing in the securities is not equivalent
not equivalent to investing in   to investing in the Nikkei 225 Index or its
Nikkei 225 Index                 component stocks. As an investor in the
                                 securities, you will not have the voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Nikkei 225
                                 Index, nor are you exposed to increases or decreases in the currency exchange rate between the U.S. dollar and the Japanese yen, the trading currency of the stocks that underlie the Nikkei 225 Index.

Tax treatment                    You should also consider the U.S. federal
                                 income tax consequences of investing in the securities. There is no direct legal authority as to the proper tax treatment of the securities. In the opinion of our special tax counsel, an investment in a security should be treated as an "open transaction" with respect to the Nikkei 225 Index for U.S. federal income tax purposes, as described in the section of this pricing supplement called "Description of Securities--United States Federal Income
                                 Taxation--General." Under this treatment, if you are a U.S. taxable investor, you should not be required to accrue any income during the term of a security; but you should recognize capital gain or loss at maturity or upon a sale, exchange, or other disposition of a security in an amount equal to the difference between the amount realized and your tax basis in the security. However, due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the Internal Revenue Service
                                 (the "IRS") will accept, or that a court will uphold, this characterization and treatment. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income thereon would be significantly affected. Please read carefully the section of this pricing supplement called
                                 "Description of Securities--United States
                                 Federal Income Taxation."

                                 If you are a foreign investor, please also read the section of this pricing supplement called "Description of Securities--United States Federal Income
                                 Taxation--Non U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                           DESCRIPTION OF SECURITIES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Securities" refers to each $1,000 principal amount of our Equity-Linked Securities with Leveraged Upside Participation(SM) due July 31, 2007 Based on the Value of the Nikkei 225 Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.......     $

Original Issue Date
  (Settlement Date)..............                        , 2004

Maturity Date....................     July 31, 2007, subject to extension in
                                      accordance with the following paragraph in the event of a Market Disruption Event on the Index Valuation Date.

                                      If, due to a Market Disruption Event or
                                      otherwise, the Index Valuation Date is
                                      postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day that is also a New York Trading Day following that Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price......................     $1,000 per Security

Denominations....................     $1,000 and integral multiples
                                      thereof

CUSIP Number.....................     61746S497

Interest Rate....................     None

Specified Currency...............     U.S. dollars

Payment at Maturity..............     At maturity, upon delivery of the
                                      Securities to the Trustee, we will pay
                                      with respect to the $1,000 principal
                                      amount of each Security an amount in cash that will vary based on the value of the Nikkei 225 Index on the Index Valuation
                                      Date as follows:

                                       o if the Final Index Value is greater
                                         than the Initial Index Value, $1,000
                                         plus the Supplemental Redemption
                                         Amount,

                                       o if the Final Index Value is less than
                                         or equal to the Initial Index Value and
                                         the reported value of Nikkei 225 Index
                                         has not decreased to or below the
                                         Trigger Level at any time on any date
                                         from but excluding the Original Issue
                                         Date to and including the Index
                                         Valuation Date, $1,000, or

                                       o if the Final Index Value is less than
                                         or equal to the Initial Index Value and
                                         the reported value of the Nikkei 225
                                         Index has decreased to or below the
                                         Trigger Level at any time on any date
                                         from but excluding the Original Issue
                                         Date to and including the Index
                                         Valuation Date, the $1,000 principal
                                         amount of each security times the Index
                                         Performance Factor. Because the Index
                                         Performance Factor will be less than or
                                         equal to 1.0, this payment will be less
                                         than or equal to $1,000.

                                      We shall, or shall cause the Calculation
                                      Agent to, (i) provide written notice to
                                      the Trustee and to The Depository Trust

                                      Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Security on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Security or Certificated Security" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount...     The Supplemental Redemption Amount will be
                                      equal to the product of (i) $1,000 times
                                      (ii) the Index Percent Increase times
                                      (iii) the Participation Rate; provided
                                      that the Supplemental Redemption Amount
                                      will not be less than zero. The
                                      Calculation Agent will calculate the
                                      Supplemental Redemption Amount on the
                                      Index Valuation Date.

Index Percent Increase...........     A fraction, the numerator of which will be
                                      the Final Index Value minus the Initial
                                      Index Value and the denominator of which will be the Initial Index Value.

Initial Index Value..............                 , the Index Closing Value on
                                      the Trading Day immediately succeeding the day we price the Securities for initial sale to the public.

Final Index Value................     The Index Closing Value on the Index
                                      Valuation Date.

Index Performance Factor.........     A fraction, the numerator of which is the
                                      Final Index Value and the denominator of which is the Initial Index Value.

Trigger Level....................               , which is 70% of the Initial
                                      Index Value.

Participation Rate...............     120%

Index Closing Value..............     The Index Closing Value on any Trading Day
                                      will equal the closing value (2nd session) of the Nikkei 225 Index or any Successor
                                      Index (as defined under "--Discontinuance of the Nikkei 225 Index; Alteration of
                                      Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Nikkei 225 Index described under "--Discontinuance of the Nikkei 225 Index;
                                      Alteration of Method of Calculation."

Index Valuation Date.............     The Index Valuation Date will be the
                                      second scheduled Trading Day prior to the Maturity Date, subject to adjustment for Market Disruption Events as described in the following paragraph.

                                      If there is a Market Disruption Event on the scheduled Index Valuation Date or if the scheduled Index Valuation Date is not otherwise a Trading Day, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day......................     A day, as determined by the Calculation
                                      Agent, on which trading is generally
                                      conducted (i) on the Tokyo Stock Exchange
                                      ("TSE") and (ii) on any exchange on which futures or options contracts related to the Nikkei 225 Index are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

New York Trading Day.............     A day, as determined by the Calculation
                                      Agent, on which trading is generally
                                      conducted on the New York Stock Exchange,
                                      Inc. ("NYSE"), the American Stock Exchange
                                      LLC, the Nasdaq National Market, the
                                      Chicago Mercantile Exchange and the
                                      Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
  Certificated Security..........     Book Entry. The Securities will be issued
                                      in the form of one or more fully
                                      registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Securities.
                                      Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry securities, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global
                                      Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note..............     Senior

Trustee..........................     JPMorgan Chase Bank (formerly known as The
                                      Chase Manhattan Bank)

Agent............................     Morgan Stanley & Co. Incorporated and its
                                      successors ("MS & Co.")

Calculation Agent................     MS & Co. All determinations made by the
                                      Calculation Agent will be at the sole
                                      discretion of the Calculation Agent and
                                      will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                      All calculations with respect to the
                                      Payment at Maturity, if any, will be
                                      rounded to the nearest one
                                      hundred-thousandth, with five
                                      one-millionths rounded upward (e.g.,
                                      .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

                                      Because the Calculation Agent is our
                                      subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, whether any index value has decreased to or below the Trigger Level at any time on any date during the term of the Securities, or whether a Market Disruption Event has occurred. See "--Discontinuance of the Nikkei 225 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event..........     "Market Disruption Event" means, with
                                      respect to the Nikkei 225 Index:

                                      (i) the occurrence or existence of a
                                      suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) on the Relevant Exchanges for such Securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Nikkei 225 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Nikkei 225 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                      (ii) a determination by the Calculation
                                      Agent in its sole discretion that any
                                      event described in clause (i) above
                                      materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

                                      For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Nikkei 225 Index shall be based on a comparison of (x) the portion of the value of the Nikkei 225 Index attributable to that security relative to (y) the overall value of the Nikkei 225 Index, in each case immediately before that suspension or limitation.

                                      For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                      (4) a suspension of trading in futures or options contracts on the Nikkei 225 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Nikkei 225 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange................     "Relevant Exchange" means the primary
                                      exchange or market of trading for any
                                      security then included in the Nikkei 225
                                      Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of Default.     In case an event of default with respect
                                      to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an "Event of Default
                                      Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index Closing Value as of the date of acceleration as the Final Index Value.

                                      If the maturity of the Securities is
                                      accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Nikkei 225 Index.............     We have derived all information regarding
                                      the Nikkei 225 Index contained in this
                                      pricing supplement, including, without
                                      limitation, its make-up, method of
                                      calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai
                                      Shimbun, Inc., which is commonly referred to as NIKKEI. NIKKEI has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

                                      The Nikkei 225 Index is a stock index
                                      calculated, published and disseminated by
                                      NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the "Underlying

                                      Stocks") trading on the TSE representing a broad cross-section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. NIKKEI rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

                                      The 225 companies included in the Nikkei
                                      225 Index are divided into six sector
                                      categories: Technology, Financials,
                                      Consumer Goods, Materials, Capital
                                      Goods/Others and Transportation and
                                      Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

                                      o Technology - Pharmaceuticals, Electrical
                                        machinery, Automobiles, Precision
                                        machinery, Telecommunications

                                      o Financials - Banks, Miscellaneous
                                        finance, Securities, Insurance

                                      o Consumer Goods - Marine products, Food,
                                        Retail, Services

                                      o Materials - Mining, Textiles, Paper &
                                        pulp, Chemicals, Oil, Rubber, Ceramics,
                                        Steel, Nonferrous metals, Trading House

                                      o Capital Goods/Others - Construction,
                                        Machinery, Shipbuilding, Transportation
                                        equipment, Miscellaneous manufacturing,
                                        Real estate

                                      o Transportation and Utilities - Railroads
                                        & Buses, Trucking, Shipping, Airlines,
                                        Warehousing, Electric power, Gas

                                      The Nikkei 225 Index is a modified,
                                      price-weighted index (i.e., an Underlying
                                      Stock's weight in the index is based on
                                      its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"),
                                      (ii) calculating the sum of all these
                                      products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of (Y)50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

                                      In order to maintain continuity in the
                                      Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

                                      An Underlying Stock may be deleted or
                                      added by NIKKEI. Any stock becoming
                                      ineligible for listing in the First
                                      Section of the TSE due to any of the
                                      following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock,
                                      (iv) transfer of such stock to the
                                      "Seiri-Post" because of excess debt of the issuer or because of any other reason or
                                      (v) transfer of such stock to the Second
                                      Section. In addition, a component stock
                                      transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NIKKEI. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                                      A list of the issuers of the Underlying
                                      Stocks constituting Nikkei 225 Index is
                                      available from the Nikkei Economic
                                      Electronic Databank System and from the
                                      Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225 Index. NIKKEI first calculated and published the Nikkei 225 Index in 1970.

Discontinuance of the Nikkei 225
  Index; Alteration of Method of
  Calculation....................     If NIKKEI discontinues publication of the
                                      Nikkei 225 Index and NIKKEI or another
                                      entity publishes a successor or substitute index that MS & Co., as the Calculation
                                      Agent, determines, in its sole discretion, to be comparable to the discontinued
                                      Nikkei 225 Index (such index being
                                      referred to herein as a "Successor
                                      Index"), then subsequent intraday index
                                      values or Index Closing Value will be
                                      determined by reference to the value of
                                      such Successor Index at the regular
                                      official weekday close of the TSE (2nd
                                      session) or the relevant exchange or
                                      market for the Successor Index on the date that any Index Closing Value is to be determined.

                                      Upon any selection by the Calculation
                                      Agent of a Successor Index, the
                                      Calculation Agent will cause written
                                      notice thereof to be furnished to the
                                      Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                      If NIKKEI discontinues publication of the Nikkei 225 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the intraday index values and the Index Closing Value. The intraday index value and the Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Nikkei 225 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Nikkei 225 Index without any rebalancing or substitution of such securities following such discontinuance.
                                      Notwithstanding these alternative
                                      arrangements, discontinuance of the
                                      publication of the Nikkei 225 Index may
                                      adversely affect the value of the
                                      Securities.

                                      If at any time the method of calculating the Nikkei 225 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Nikkei 225 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and the Initial Index Value with reference to the Nikkei 225 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...........     The following table sets forth the high
                                      and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Nikkei 225 Index for each quarter in the period from January 1, 1999 through July 22, 2004. The Index Closing Value on
                                      July 22, 2004 was 11,285.04. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Nikkei 225 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Nikkei 225 Index on the Index
                                      Valuation Date or any date during the term of the Securities. The level of the Nikkei
                                      225 Index may decrease so that you will
                                      receive a payment at maturity that is less than the principal amount of Securities.
                                      We cannot give you any assurance that the level of the Nikkei 225 Index will increase so that at maturity you will receive a payment in excess of the principal amount of Securities. Because your return is linked to the level of the Nikkei 225 Index at maturity, there is no guaranteed return of principal.

                                      If the Final Index Value is less than the Initial Index Value and the index value has decreased to or below the Trigger Level at any time on any date during the term of the Securities, you will lose money on your investment.

                                                               High          Low       Period End
                                      1999
                                      First Quarter........    16,378.78     13,232.74    15,836.59
                                      Second Quarter.......    17,782.79     15,972.68    17,529.74
                                      Third Quarter........    18,532.58     16,821.06    17,605.46
                                      Fourth Quarter.......    18,934.34     17,254.17    18,934.34
                                      2000
                                      First Quarter........    20,706.65     18,168.27    20,337.32
                                      Second Quarter.......    20,833.21     16,008.14    17,411.05
                                      Third Quarter........    17,614.66     15,626.96    15,747.26
                                      Fourth Quarter.......    16,149.08     13,423.21    13,785.69
                                      2001
                                      First Quarter........    14,032.42     11,819.70    12,999.70
                                      Second Quarter ......    14,529.41     12,547.26    12,969.05
                                      Third Quarter........    12,817.41      9,504.41     9,774.68
                                      Fourth Quarter.......    11,064.30      9,924.23    10,542.62
                                      2002
                                      First Quarter........    11,919.30      9,420.85    11,024.94
                                      Second Quarter ......    11,979.85     10,074.56    10,621.84
                                      Third Quarter........    10,960.25      9,075.09     9,383.29
                                      Fourth Quarter.......     9,215.56      8,303.39     8,578.95
                                      2003
                                      First Quarter........     8,790.92      7,862.43     7,972.71
                                      Second Quarter ......     9,137.14      7,607.88     9,083.11
                                      Third Quarter........    11,033.32      9,265.56    10,219.05
                                      Fourth Quarter.......    11,161.71      9,614.60    10,676.64
                                      2004
                                      First Quarter........    11,770.65     10,365.40    11,715.39
                                      Second Quarter.......    12,163.89     10,505.05    11,858.87
                                      Third Quarter
                                        (through July
                                         22, 2004).........    11,896.01     11,258.37    11,285.04

Use of Proceeds and Hedging......     The net proceeds we receive from the sale
                                      of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the
                                      Securities. The cost
                                      of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                      We, through our subsidiaries or others,
                                      hedge our anticipated exposure in
                                      connection with the Securities by taking positions in the stocks underlying the Nikkei 225 Index, in futures or options contracts on the Nikkei 225 Index or its component securities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Nikkei 225 Index, and therefore effectively increase the level at which the Nikkei 225 Index must close before you would receive at maturity a payment that exceeds the principal amount of Securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Nikkei 225 Index, futures or options contracts on the Nikkei 225 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such Securities or instruments on the Valuation Dates. We cannot give any assurance that our hedging activity will not affect the value of the Nikkei 225 Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
  Plan of Distribution...........     Under the terms and subject to the
                                      conditions contained in the U.S.
                                      distribution agreement referred to in the
                                      prospectus supplement under "Plan of
                                      Distribution," the Agent, acting as
                                      principal for its own account, has agreed
                                      to purchase, and we have agreed to sell,
                                      the principal amount of Securities set
                                      forth on the cover of this pricing
                                      supplement. The Agent proposes initially
                                      to offer the Securities directly to the
                                      public at the public offering price set
                                      forth on the cover page of this pricing
                                      supplement. The Agent may allow a
                                      concession not in excess of      % of the
                                      principal amount of Securities to other
                                      dealers, which may include Morgan Stanley
                                      & Co. International Limited and Bank
                                      Morgan Stanley AG. We expect to deliver
                                      the Securities against payment therefor in
                                      New York, New York on             , 2004.
                                      After the initial offering of the
                                      Securities, the Agent may vary the
                                      offering price and other selling terms
                                      from time to time.

                                      In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Nikkei 225 Index. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Nikkei 225 Index it does not own, creating a naked short position in the Securities or the individual stocks underlying the Nikkei 225 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the Securities or the individual stocks underlying the Nikkei 225 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities or the individual stocks underlying the Nikkei 225 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities or the individual stocks underlying the Nikkei 225 Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See "--Use of Proceeds and Hedging" above.

                                      General

                                      No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                      The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                      Brazil

                                      The Securities may not be offered or sold to the public in Brazil. Accordingly, the offering of the Securities has not been submitted to the Comissno de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                      Chile

                                      The Securities have not been registered
                                      with the Superintendencia de Valores y
                                      Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                      Hong Kong

                                      The Securities may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.
                                      571) of Hong Kong and any rules made
                                      thereunder.

                                      Mexico

                                      The Securities have not been registered
                                      with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                      Singapore

                                      This pricing supplement and the
                                      accompanying prospectus supplement and
                                      prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may not be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Securities to the public in Singapore.

License Agreement between NIKKEI
  and Morgan Stanley.............     As of the Settlement Date, we will have
                                      received the consent of NIKKEI, the
                                      publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Securities. NIKKEI has the copyright to the Nikkei 225 Index. All rights to the Nikkei 225 Index are owned by NIKKEI. We, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225
                                      Index. NIKKEI has the right to change the contents of the Nikkei 225 Index and to cease compilation and publication of the Nikkei 225 Index. In addition, NIKKEI has no relationship to us or the Securities;
                                      it does not sponsor, endorse, authorize, sell or promote the Securities, and has no obligation or liability in connection with the administration, marketing or trading of the Securities or with the calculation of the Final Index Value on the Index
                                      Valuation Date, as described above.

ERISA Matters for Pension Plans
  and Insurance Companies........     Each fiduciary of a pension,
                                      profit-sharing or other employee benefit plan subject to the Employee Retirement
                                      Income Security Act of 1974, as amended
                                      ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                      In addition, we and certain of our
                                      subsidiaries and affiliates, including MS
                                      & Co. and Morgan Stanley DW Inc. (formerly
                                      Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the Securities are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                      The U.S. Department of Labor has issued
                                      five prohibited transaction class
                                      exemptions ("PTCEs") that may provide
                                      exemptive relief for direct or indirect
                                      prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                      Because we may be considered a party in
                                      interest with respect to many Plans, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or investor is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or investor in the Securities will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                      Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                      Certain plans that are not subject to
                                      ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the Securities.

                                      Purchasers of the Securities have
                                      exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
  Taxation.......................     The following summary is based on the
                                      opinion of Davis Polk & Wardwell, our
                                      special tax counsel, and is a general
                                      discussion of the principal U.S. federal income tax consequences to initial investors in the Securities that (i) purchase the Securities at the Issue Price and (ii) will hold the Securities as capital assets within the meaning of
                                      Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of the investor's particular circumstances or to investors that are subject to special rules, such as:

                                      o  tax-exempt organizations;
                                      o  certain financial institutions;
                                      o  dealers and certain traders in
                                         options, securities or foreign
                                         currencies;
                                      o  persons who hold a Security as part
                                         of a hedging transaction, straddle,
                                         conversion or other integrated
                                         transaction;
                                      o  U.S. Holders, as defined below, whose
                                         functional currency is not the U.S.
                                         dollar;
                                      o  partnerships or other entities
                                         classified as partnerships;
                                      o  nonresident alien individuals who
                                         have lost their United States
                                         citizenship or who have ceased to be
                                         taxed as United States resident aliens;
                                      o  corporations that are treated as
                                         foreign personal holding companies,
                                         controlled foreign corporations or
                                         passive foreign investment companies;
                                      o  Non-U.S. Holders, as defined below,
                                         that are owned or controlled by persons
                                         subject to U.S. federal income tax;
                                      o  Non-U.S. Holders for whom income or
                                         gain in respect of a Security is
                                         effectively connected with a trade or
                                         business in the United States; and
                                      o  Non-U.S. Holders who are individuals
                                         having a "tax home" (as defined in
                                         Section 911(d)(3) of the Code) in the
                                         United States.

                                      If you are considering purchasing the
                                      Securities, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under U.S. federal estate tax law or the laws of any state, local or foreign taxing jurisdiction.

                                      General

                                      In the opinion of Davis Polk & Wardwell, which is based on a representation received from us as to the existence of a substantial risk that an initial investor will lose a significant amount of its investment, the purchase and ownership of a Security should be treated as an "open transaction" with respect to the Nikkei 225 Index for U.S. federal income tax purposes. While other characterizations of the Securities could be asserted by the Internal Revenue Service (the "IRS"), as discussed below, the following discussion assumes that this characterization of the Securities will be respected.

                                      U.S. Holders

                                      This section only applies to you if you
                                      are a U.S. Holder and is only a brief
                                      summary of the U.S. federal income tax
                                      consequences of the ownership and
                                      disposition of the Securities. As used
                                      herein, the term "U.S. Holder" means a
                                      beneficial owner of a Security that is for U.S. federal income tax purposes:

                                      o  a citizen or resident of the United
                                         States;

                                      o  a corporation created or organized
                                         under the laws of the United States or
                                         any political subdivision thereof; or

                                      o  an estate or trust the income of which
                                         is subject to United States federal
                                         income taxation regardless of its
                                         source.

                                      Tax Treatment of the Securities

                                      Assuming the characterization of the
                                      Securities as set forth above, Davis Polk
                                      & Wardwell believes that the following
                                      U.S. federal income tax consequences
                                      should result.

                                      Tax Basis. A U.S. Holder's tax basis in a security will equal the amount paid by the U.S. Holder to acquire the security.

                                      Settlement of a Security at Maturity. Upon receipt of cash at maturity, a U.S. Holder will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Security.

                                      Sale, Exchange, Redemption or Other
                                      Disposition of a Security. Upon a sale,
                                      exchange, redemption or other disposition of a Security prior to its maturity, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition and the U.S. Holder's tax basis in the Security sold, exchanged, redeemed or otherwise disposed. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Security for more than one year at the time of disposition.

                                      Possible Alternative Tax Treatments of an
                                      Investment in the Securities

                                      Due to the absence of authorities that
                                      directly address the proper tax treatment of the Security, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                      If the IRS were successful in asserting
                                      that the Contingent Payment Regulations
                                      applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                      Even if the Contingent Payment Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible which, if applied, could also affect the timing and character of the income or loss with respect to the Securities. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

                                      Backup Withholding and Information
                                      Reporting

                                      A U.S. Holder of the Securities may be
                                      subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder may be subject to information reporting in respect of the amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or otherwise complies with the applicable requirements of the information reporting rules.

                                      Non-U.S. Holders

                                      This section only applies to you if you
                                      are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Security that is for U.S. federal income tax purposes:

                                      o  a nonresident alien individual;

                                      o  a foreign corporation; or

                                      o  a foreign trust or estate.

                                      A Non-U.S. Holder of a Security generally will not be subject to U.S. federal income, withholding or backup withholding tax, provided that the Non-U.S. Holder complies with certain certification procedures establishing that it is not a United States person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person) or otherwise establishes an exemption. Information returns may be filed with the IRS in connection with the payments on the Securities at maturity as well as in connection with the proceeds from a sale, exchange, redemption or other disposition.

                                      If the Securities were recharacterized as debt instruments, any interest treated as paid to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that the certification requirements described above were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.